UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2017

Date of Report (Date of earliest event reported)

IMMAGE BIOTHERAPEUTICS CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-185368	68-0682040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11041 Motor City Drive, Suite 750 Bethesda, MD	20817
(Address of principal executive offices)	(Zip Code)

(443) 961-1185

Registrant’s telephone number, including area code

IMMAGE BIOTHERAPEUTICS CORP.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

ImMAGE Biotherapeutics Corp., an early-stage biotechnology company focusing on utilization of the immune system to find a better treatment for triple negative breast cancer (TNBC), announced today as completion of the YEi Start in France program.

The YEi Start in France program is an accelerator designed to help entrepreneurs grow their business in France and Europe. ImMAGE Biotherapeutics was one of eight American companies selected to complete an intensive one-week immersion in France in December that provided introductions to an extensive customized business network and connections to the best resources in Europe.

“It was an honor to be included among the eight YEi laureates in 2016,” said ImMAGE Biotherapeutics President and COO Mahesh Narayanan. “During the course of the program, I had the opportunity to meet with influential companies and investors, including potential partners and mentors that can support our potential expansion overseas.”

Narayanan visited a number of research and cancer centers that could be potential clinical sites for ImMAGE in the future. Among the centers were Gustave Roussy, a major cancer center in Europe that specializes in breast cancer, especially with early stage clinical trials; EFS, an immunotherapy research center; and CGFL, a research institute that specializes in using imaging to study biodistribution of drugs.

In addition, Narayanan met with companies that have potential to collaborate with ImMAGE, including Onxeo, an orphan oncology drug development company with four drugs currently in the pipeline, and Oncodesign, a preclinical contract research organization.

ImMAGE plans to start collaborating with many of these institutions over the next 12 months. ImMAGE is expecting to file for an IND with the FDA in 2018, and hopes to start Phase 1 human trials in both the United States and the EU.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMAGE BIOTHERAPEUTICS CORP.

Date: February 28, 2017	By:	/s/ Zhi Cong Mou
	Name:	Zhi Cong Mou
	Title:	President

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